                                                                    Exhibit 4.3
================================================================================

                                 State of Idaho

                              ===================
                              Department of State
                              ===================

      I Pete T. Cenarrusa, Secretary of State of the State of Idaho, hereby certify that I am the custodian of the corporation, limited liability company, limited partnership, limited liability partnership, and assumed business name records of this State.

      I FURTHER CERTIFY That the annexed is a full, true and complete transcript of articles of amendment to articles of incorporation for MCMS, INC., file number C 108686, received and filed on February 24, 1998.

Dated: February 25, 1998


[SEAL OMITTED]                         /s/ Pete [illegible] Cenarrusa
GREAT SEAL OF
 THE STATE OF                                  SECRETARY OF STATE
    IDAHO

                                   By  /s/ Alisa Hardley
                                           --------------------------

================================================================================

                                   MCMS, INC.

                    CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                  OPTIONAL AND OTHER SPECIAL RIGHTS OF 12 1/2%
                 SENIOR EXCHANGEABLE PREFERRED STOCK AND 12 1/2%
                SERIES B SENIOR EXCHANGEABLE PREFERRED STOCK AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

--------------------------------------------------------------------------------

                       Pursuant to Section 30-1-602 of the
                 Business Corporation Act of the State of Idaho

--------------------------------------------------------------------------------

            MCMS, Inc. (the "Corporation"), a corporation organized and existing under the Business Corporation Act of the State of Idaho, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Amended and Restated Articles of Incorporation (hereinafter referred to as the "Articles of Incorporation"), and pursuant to the provisions of Section 30-1-602 of the Business Corporation Act of the State of Idaho, said Board of Directors, by unanimous written consent dated, February 23, 1998, duly approved and adopted the following resolution (the "Resolution"):

            RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Articles of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 12 1/2% Senior Exchangeable Preferred Stock and 12 1/2% Series B Senior Exchangeable Preferred Stock, each with a par value of $.001 per share, and each with a stated value of $100.00 per share, consisting initially of an aggregate of 750,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Articles of Incorporation and in this Resolution as follows:

            (a) Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a class of preferred stock, which includes preferred stock designated as the "12 1/2% Senior Exchangeable Preferred Stock" and preferred stock designated as the "12 1/2% Series B Senior Exchangeable Preferred Stock." The 12 1/2% Senior Exchangeable Preferred Stock and the 12 1/2% Series B Senior Exchangeable Preferred Stock shall have identical terms, except that the 12 1/2% Series B Senior Exchangeable Preferred Stock will not contain terms with respect to transfer restrictions. The 12 1/2% Senior Exchangeable Preferred Stock and the 12 1/2% Series B Senior Exchangeable Preferred Stock are hereby collectively referred to as the "Exchangeable Preferred Stock." The number of shares constituting Exchangeable Preferred Stock shall be 750,000. 250,000 shares of the Exchangeable Preferred Stock shall be initially issued, with an aggregate of 500,000 additional shares reserved for issuance in accordance with paragraph (c)(i) hereof and the Exchange Offer (as defined in the Registration Rights Agreement). The liquidation preference of the Exchangeable Preferred Stock shall be $100.00 per share.

            (b) Rank. The Exchangeable Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of preferred stock of the Corporation established hereafter by the Board of Directors, the terms of which do not expressly provide that it ranks senior or on a parity with the Exchangeable Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of common stock of the Corporation, as "Junior Stock"); (ii) subject to certain conditions, on a parity with each other class of preferred stock of the Corporation established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); and (iii) subject to certain conditions, junior to each class of preferred stock of the Corporation established after the date hereof by the Board of Directors, the terms of which expressly provide that such class will rank senior to the preferred stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Stock").

            (c) Dividends.

                  (i) The Holders of the outstanding shares of Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of cash dividends on each share of Exchangeable Preferred Stock, at a rate per annum equal to 12 1/2% of the liquidation preference per share of the Exchangeable Preferred Stock, payable quarterly. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on June 1, 1998, to holders of record on each Dividend Record Date immediately preceding the relevant Dividend Payment Date, provided that if any dividend (including Additional Dividends, if any) payable on any Dividend Payment Date on or before March 1, 2003 is not paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall be paid in additional shares of Exchangeable Preferred Stock (including fractional shares) (calculated by dividing (x) the amount of the cash dividend payable to each holder of record of the Exchangeable Preferred Stock on the basis of all shares held of record by such Holder, whether evidenced by one or more certificates, by (y) $100.00), on such Dividend Payment Date and shall be deemed paid in full and shall not accumulate. After March 1, 2003, all dividends shall be paid in cash. Each dividend shall be payable to Holders of record of the Exchangeable Preferred Stock as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of the Exchangeable Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Exchangeable Preferred Stock on such Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

                  (ii) All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

                  (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Exchangeable Preferred Stock at any time.

                  (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph (e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

                  (v) No full dividends may be declared by the Board of Directors or paid or funds set apart for the payment of dividends by the Corporation on any Parity Stock for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment is set apart for such payment on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Stock. If full dividends are not so paid, all dividends declared upon shares of the Exchangeable Preferred Stock and any other Parity Stock shall be declared pro rata so that --- ---- the amount of dividends declared per share on the Exchangeable Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the Exchangeable Preferred Stock and such Parity Stock bear to each other.

                  (vi) (A) Holders of shares of the Exchangeable Preferred Stock shall be entitled to receive the dividends provided for in paragraph
      (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Stock.

            (B) So long as any share of the Exchangeable Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock whether in cash, obligations or shares of the Corporation or other property (other than dividends in Junior Stock to the holders of Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid (or are deemed paid) in full or declared and, if payable in cash, a sum in cash set apart sufficient for such payment on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the date of such dividends or payments on such Junior Stock.

            (C) So long as any share of the Exchangeable Preferred Stock is outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Stock and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid (or are deemed paid) in full.

                  (vii) Dividends payable on the Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months. The amount of Additional Dividends (if any) will be determined consistent with the preceding sentence and by multiplying the applicable Additional Dividends by a fraction, the numerator of which is the number of days such rate was applicable during any Dividend Period and the denominator of which is 360.

            (d) Liquidation Preference.

                  (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Exchangeable Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, an amount in cash equal to the liquidation preference for each share outstanding, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any payment shall be made or any assets distributed to the holders of any of the Junior Stock, including, without limitation, Common Stock of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Exchangeable Preferred Stock and all other Parity Stock, then the holders of all such shares shall share equally and ratably in any such distribution of assets in proportion to the full liquidation preference to which each is entitled until such liquidation preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends. The holders of outstanding shares of Exchangeable Preferred Stock and all other Parity Stock shall not be entitled to any further participation in any distribution of assets of the Corporation after payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which such holders are entitled.

                  (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation.

            (e) Redemption.

                  (i) Optional Redemption. (A) The Corporation may, at the option of the Board of Directors, redeem at any time on or after March 1, 2003, subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor, in whole or in part, in the manner provided for in paragraph (e)(iii) hereof, any or all of the shares of the Exchangeable Preferred Stock, at the redemption prices (expressed as a percentage of the liquidation preference) set forth below, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share to the Redemption Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price"), if redeemed during the twelve-month period commencing on March 1 of each of the years set forth below:

       2003............................................      106.250%
       2004............................................      104.167%
       2005............................................      102.083%
       2006 and thereafter.............................      100.000%

            (B) In addition to the foregoing paragraph (e)(i)(A), prior to March 1, 2001, the Corporation may, at its option, use the net cash proceeds of one or more Pub-lic Equity Offerings to redeem in whole, or in part, from any source of funds legally available therefor, in the manner provided for in paragraph
      (e)(iii) hereof, the Preferred Stock, at a redemption price of 112.50% of the liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the Redemption Date including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date (the "Cash Proceeds Redemption Price"). In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Corporation shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

                  (ii) Mandatory Redemption. On March 1, 2010, the Corporation shall redeem (subject to the legal availability of funds therefor) in the manner provided for in paragraph (e)(iii) hereof, all of the shares of the Exchangeable Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share to the Redemption Date (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

                  (iii) Procedures for Redemption. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Exchangeable Preferred Stock, the Corporation shall send written notice (the "Redemption Notice") by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Exchangeable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                  (1) whether the redemption is pursuant to paragraph (e)(i)(A),
            (e)(i)(B) or (e)(ii);

                  (2) the Optional Redemption Price, the Cash Proceeds
            Redemption Price or the Mandatory Redemption Price, as the case may be;

                  (3) in the case of an optional redemption pursuant to
            (e)(i)(A) or (e)(i)(B) hereof, whether all or less than all the outstanding shares of the Exchangeable Preferred Stock are to be redeemed and the total number of shares of the Exchangeable Preferred Stock being redeemed;

                  (4) the date fixed for redemption;

                  (5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his/her certificate or certificates representing the shares of Exchangeable Preferred Stock to be redeemed; and

                  (6) that dividends on the shares of the Exchangeable Preferred
            Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price, the Cash Proceeds Redemption Price or the Mandatory Redemption Price, as the case may be.

            (B) Each Holder of Exchangeable Preferred Stock called for redemption shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, the Cash Proceeds Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

            (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Exchangeable Preferred Stock called for redemption shall cease to accumulate, and all rights of the Holders of such shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, the Cash Proceeds Redemption Price or the Mandatory Redemption Price, as the case may be, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accumulate to the Redemption Date) shall have been segregated and irrevocably set apart by the Corporation, in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set apart, the Holders of the shares to be redeemed shall cease to be shareholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, the Cash Proceeds Redemption Price or the Mandatory Redemption Price, as the case may be, without interest.

            (D) In the event of a redemption pursuant to paragraph (e)(i)(A) or
      (e)(i)(B) hereof of only a portion of the then outstanding shares of the Exchangeable Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Exchangeable Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Corporation.

            (f) Voting Rights.

                  (i) The Holders of Exchangeable Preferred Stock, except as otherwise required under Idaho law or as set forth in paragraphs (ii),
      (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation.

                  (ii) (A) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not authorize any class of Senior Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

            (B) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not authorize any class of Parity Stock without the affirmative vote or consent of Holders of at least a majority of the then outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that no such vote or consent shall be necessary in connection with the authorization of the issuance of Exchangeable Preferred Stock to satisfy dividend payments in lieu of cash on outstanding shares of Exchangeable Preferred Stock prior to March 1, 2003.

            (C) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect materially and adversely the specified rights, preferences, privileges or voting rights of the then outstanding shares of Exchangeable Preferred Stock or to authorize the issuance of any additional shares of Exchangeable Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

            (D) Prior to the exchange of Exchangeable Preferred Stock for Exchange Debentures, the Corporation shall not amend or modify the Exchange Indenture for the Exchange Debentures in the form as executed on the Effective Date (the "Exchange Indenture") (except as expressly provided therein in respect of amendments without the consent of Holders of Exchange Debentures) without the affirmative vote or consent of Holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                  (iii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Exchangeable Preferred Stock and any Parity Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or a series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Corporation to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Corporation's assets (determined on a consolidated basis for the Corporation and the Corporation's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person or adopt a plan of liquidation unless (A) either (1) the Corporation is the surviving or continuing Person or (2) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Corporation and of the Corporation's Restricted Subsidiaries substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred shall be a corporation existing under the laws of the United States or any State thereof or the District of Columbia; (B) if the Corporation is not the surviving or continuing Person, the Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting person, having in respect of such successor, transferee or resulting person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Exchangeable Preferred Stock had immediately prior to such transaction; (C) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Corporation (in the case of clause (1) of the foregoing clause (A)) or such person (in the case of clause (2) of the foregoing clause (A)) shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) hereof; and (D) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing. Notwithstanding clause (C) of the preceding sentence, (a) any Restricted Subsidiary of the Corporation may consolidate with, merge into or transfer all or part of its properties and assets to the Corporation and (b) the Corporation may merge with an Affiliate incorporated solely for the purpose of reincorporating the Corporation in another jurisdiction.

            For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

                  (iv) (A) If (1) after March 1, 2003, cash dividends on the Exchangeable Preferred Stock are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive) (a "Dividend Default"); (2) the Corporation fails to redeem all of the then outstanding shares of Exchangeable Preferred Stock on March 1, 2010; (3) the Corporation fails to make a Change of Control Offer following a Change of Control if such Change of Control Offer is required by paragraph (h) hereof or fails to purchase shares of Exchangeable Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer; (4) the Corporation breaches or violates any of the provisions set forth in paragraph (l) hereof and the breach or violation continues for a period of 30 days or more after the Corporation receives notice thereof specifying the default from the Holders of at least 25% of the shares of Exchangeable Preferred Stock then outstanding; or (5) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Restricted Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $10.0 million or more at any one time, in each case, after a 20-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of any of clauses
      (1)-(5) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of Exchangeable Preferred Stock, voting separately and as one class (together with the holders of any Parity Stock having similar voting rights), to elect the lesser of two directors or that number of directors constituting 25% of the members of the Board of Directors. Each such event described in clauses (1), (2), (3), (4) and (5) is a "Voting Rights Triggering Event." Holders of a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting separately and as one class (together with the holders of any Parity Stock having similar voting rights), shall have the exclusive right to elect the lesser of two directors or 25% of the number of members constituting the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Exchangeable Preferred Stock expire (other than as described in (f)(iv)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the Holders of the Exchangeable Preferred Stock for any Voting Rights Triggering Event.

            (B) The right of the Holders of Exchangeable Preferred Stock voting separately and as one class (together with the holders of any Parity Stock then having similar rights) to elect members of the Board of Directors as set forth in subparagraph (f)(iv)(A) above shall continue until such time as (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Exchangeable Preferred Stock are paid in full in cash; and (y) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding and entitled to vote thereon, at which time (1) the special right of the Holders of Exchangeable Preferred Stock so to vote as a class for the election of directors and (2) the term of office of the directors elected by the Holders of the Exchangeable Preferred Stock shall each terminate and the directors elected by the holders of Capital Stock (other than the Exchangeable Preferred Stock or Parity Stock having similar voting rights) shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Exchangeable Preferred Stock pursuant to paragraph (f)(iv) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Exchangeable Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty percent (20%) of the shares of Exchangeable Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of Exchangeable Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty percent (20%) of the outstanding shares of Exchangeable Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of shareholders of the Corporation and shall be held at the place for holding the annual meetings of shareholders. Any Holder of Exchangeable Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of shareholders to be called pursuant to the provisions hereof.

            (C) At any meeting held for the purpose of electing directors at which the Holders of Exchangeable Preferred Stock (and any Parity Stock having similar voting rights) shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Exchangeable Preferred Stock (and any Parity Stock having similar voting rights) shall be required to constitute a quorum of such Exchangeable Preferred Stock.

            (D) Any vacancy occurring in the office of a director elected by the Holders of Exchangeable Preferred Stock (and any Parity Stock having similar voting rights) may be filled by the remaining directors elected by the Holders of Exchangeable Preferred Stock and holders of such Parity Stock unless and until such vacancy shall be filled by the Holders of Exchangeable Preferred Stock and holders of such Parity Stock.

            In any case in which the Holders of Exchangeable Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Idaho law, each Holder of Exchangeable Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Exchangeable Preferred Stock held.

            (g) Exchange.

                  (i) Requirements. The outstanding shares of Exchangeable Preferred Stock are exchangeable in whole but not in part, at the option of the Corporation at any time on any Dividend Payment Date for the Corporation's 12 1/2% Subordinated Exchange Debentures due 2010 (the "Exchange Debentures") to be substantially in the form of Exhibit A to the form of Exchange Indenture, a copy of which is on file with the secretary of the Corporation, provided that any such exchange may only be made if on or prior to the Exchange Date (i) the Corporation has paid (or is deemed to have paid) all accumulated dividends on the Exchangeable Preferred Stock (including the dividends payable on the date of exchange) and there shall be no contractual impediment to such exchange; (ii) there shall be funds legally available sufficient therefor; (iii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture, no Default or Event of Default (each as defined in the Indenture) would exist under the Indenture, no default or event of default (each as defined in the New Revolving Credit Facility) would exist under the New Revolving Credit Facility and no default or event of default under any other material instrument governing Indebtedness outstanding at the time would be caused thereby; and (iv) the Exchange Indenture has been qualified under the TIA, if such qualification is required at the time of exchange. The exchange rate shall be $1.00 principal amount of Exchange Debentures for each $1.00 of liquidation preference of Exchangeable Preferred Stock. Exchange Debentures issued in exchange for Exchangeable Preferred Stock shall be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible and also will be issued in principal amounts less than $1,000 so that each holder of Exchangeable Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of Exchangeable Preferred Stock entitle such holder; provided that the Corporation may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000.

                  (ii) Procedure for Exchange. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, the Corporation shall send written notice (the "Exchange Notice") by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Exchangeable Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Exchangeable Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

                  (1) the date fixed for exchange;

                  (2) that the Holder is to surrender to the Corporation, in the manner and at the place or places designated, his/her certificate or certificates representing the shares of Exchangeable Preferred Stock to be exchanged;

                  (3) that dividends on the shares of Exchangeable Preferred
            Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date unless the corporation shall default in the delivery of Exchange Debentures; and

                  (4) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date.

            (B) On or before the Exchange Date, each Holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Exchangeable Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into Exchange Debentures. The Corporation shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

            (C) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (1) the Exchange Indenture shall have been duly executed and delivered by the Corporation and the Debenture Trustee thereunder and (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the Debenture Trustee under the Exchange Indenture with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of Exchangeable Preferred Stock so exchanged as shareholders of the Corporation shall cease (except the right to receive Exchange Debentures, an amount in cash, to the extent applicable, equal to the amount of accrued and unpaid dividends to the Exchange Date and, if the Corporation so elects, cash in lieu of any Exchange Debenture that is in a principal amount that is not an integral multiple of $1,000), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the Exchange Date.

                  (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (g), the Corporation shall not be entitled to exchange the Exchangeable Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Exchange Indenture or the Exchange Debentures, or the performance of the Corporation's obligations under the Exchange Indenture or the Exchange Debentures, shall materially violate or conflict with any applicable law or agreement or instrument then binding on the Corporation or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

            (h) Change of Control.

                  (i) In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the Holders of the Exchangeable Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") all then outstanding shares of Exchangeable Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share to the Change of Control Payment Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date to the Change of Control Payment Date).

                  (ii) Within 60 days following the Change of Control Date, the Corporation shall send, by first class mail, postage prepaid, a notice to each Holder of Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, which no-tice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Exchangeable Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

            (A) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this paragraph (h) and that all Exchangeable Preferred Stock validly tendered and not withdrawn will be accepted for payment;

            (B) the purchase price (including the amount of accrued dividends, if any) and the purchase date (which shall be no earlier than 60 days nor later than 90 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

            (C) that any shares of Exchangeable Preferred Stock not tendered will continue to accrue dividends;

            (D) that, unless the Corporation defaults in making payment therefor, any share of Exchangeable Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

            (E) that Holders electing to have any shares of Exchangeable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the certificate or certificates representing such shares, properly endorsed for transfer, together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

            (F) that Holders will be entitled to withdraw their election if the Corporation receives, not later than five Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Exchangeable Preferred Stock the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such shares of Exchangeable Preferred Stock purchased;

            (G) that Holders whose shares of Exchangeable Preferred Stock are purchased only in part will be issued a new certificate representing the unpurchased shares of Exchangeable Preferred Stock; and

            (H) the circumstances and relevant facts regarding such Change of Control.

            (iii) The Corporation shall comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Exchangeable Preferred Stock in connection with a Change of Control Offer.

            (iv) On the Change of Control Payment Date the Corporation shall (A) accept for payment the shares of Exchangeable Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the Holders of shares so accepted the purchase price therefor in cash and (C) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Exchangeable Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accrue with respect to the shares of Exchangeable Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

            (v) If the purchase of the Exchangeable Preferred Stock would violate or constitute a default under the New Revolving Credit Facility, the Indenture or any other Indebtedness of the Corporation, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 60 days following the Change of Control Date, the Corporation shall, to the extent needed to permit such purchase of Exchangeable Preferred Stock, either (A) repay in full all such Indebtedness and terminate all commitments outstanding thereunder or (B) obtain the requisite consents, if any, under such Indebtedness required to permit the repurchase of Exchangeable Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer.

            (i) Conversion or Exchange. The Holders of shares of Exchangeable Preferred Stock shall not have any rights here-under to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

            (j) Reissuance of Exchangeable Preferred Stock. Shares of Exchangeable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Idaho) have the status of authorized but unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock, provided that any issuance or reissuance of such shares as Exchangeable Preferred Stock must be in compliance with the terms hereof.

            (k) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

            (l) Certain Additional Provisions.

                  (i) Limitation on Incurrence of Additional Indebtedness. The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Voting Rights Triggering Event shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Corporation may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Restricted Subsidiaries of the Corporation may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Corporation is greater than 2.0 to 1.0.

                  (ii) Limitation on Restricted Payments. The Corporation shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Corporation) on or in respect of shares of the Corporation's Junior Stock to holders of such Junior Stock, (b) purchase, redeem or otherwise acquire or retire for value any Junior Stock of the Corporation or any warrants, rights or options to purchase or acquire shares of any class of such Junior Stock, or (c) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b) and (c) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Voting Rights Triggering Event shall have occurred and be continuing or (ii) the Corporation is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) hereof or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Effective Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Corporation) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Corporation earned subsequent to February 26, 1998 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Corporation from any Person (other than a Subsidiary of the Corporation) from the issuance and sale subsequent to the Effective Date and on or prior to the Reference Date of Qualified Capital Stock of the Corporation; plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Corporation from a holder of the Corporation's Capital Stock; plus (z) without duplication, the sum of (1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Effective Date whether through interest payments, principal payments, dividends or other distributions or payments, (2) the net cash proceeds received by the Corporation or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Corporation) and (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that the sum of clauses (1),
(2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Effective Date.

            Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or the payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice; (2) if no Voting Rights Triggering Event shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Corporation, either (i) solely in exchange for shares of Qualified Capital Stock of the Corporation or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Corporation) of shares of Qualified Capital Stock of the Corporation; (3) payments for the purpose of and in an amount equal to the amount required to permit the Corporation to redeem or repurchase its equity or options in respect thereof, in each case in connection with the terms of any employee stock option or stock purchase agreements or other agreements to compensate management or other employees; provided that such redemptions or repurchases pursuant to this clause (3) shall not exceed $3.0 million (which amount shall be increased by the amount of any net cash proceeds to the Corporation from (x) sales of Capital Stock of the Corporation to management or other employees subsequent to the Effective Date to the extent such amounts have not been included in clause (iii) in the foregoing paragraph and (y) any "key-man" life insurance policies which are used to make such redemptions or repurchases) in the aggregate; provided, further, that the cancellation of Indebtedness owing to the Corporation from management or other employees of the Corporation or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Corporation shall not be deemed to constitute a Restricted Payment under this Certificate of Designation; (4) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; (5) so long as no Voting Rights Triggering Event shall have occurred and be continuing, payments not to exceed $500,000 in the aggregate to enable the Corporation to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock; (6) payments or other distributions made in connection with the Recapitalization; and (7) if no Voting Rights Triggering Event shall have occurred and be continuing, other Restricted Payments in an aggregate amount not to exceed $10.0 million. In determining the aggregate amount of Restricted Payments made subsequent to the Effective Date in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended (to the extent such expenditure is in the form of cash) pursuant to clauses (1), (2)(ii), (3) and (7) shall be included in such calculation; provided such expenditures pursuant to clause (3) shall not be included to the extent of cash proceeds received by the Corporation from any "key-man" life insurance policies and (b) amounts expended pursuant to clauses (2)(i), (4), (5) and (6) shall be excluded from such calculation.

            (iii) Limitation on Exchangeable Preferred Stock of Restricted Subsidiaries. The Corporation shall not permit any of its Restricted Subsidiaries to issue any preferred stock (other than to the Corporation or to a Wholly Owned Restricted Subsidiary of the Corporation) or permit any Person (other than the Corporation or a Wholly Owned Restricted Subsidiary of the Corporation) to own any preferred stock of any Restricted Subsidiary of the Corporation.

                  (iv) Reports. (a) Upon consummation of the Exchange Offer (as defined in the Registration Rights Agreement) and so long as any shares of Exchangeable Preferred Stock are outstanding, the Corporation (at its own expense) shall file with the Commission and shall file with the Transfer Agent within 15 days after it files them with the Commission copies of the quarterly and annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) to be filed pursuant to Section 13 or 15(d) of the Exchange Act (without regard to whether the Corporation is subject to the requirements of such Section 13 or 15(d) of the Exchange Act); provided that prior to the consummation of the Exchange Offer (as defined in the Registration Rights Agreement) and the issuance of the Exchange Preferred Stock (as defined in the Registration Rights Agreement), the Corporation (at its own expense) will mail to the Transfer Agent and Holders in accordance with paragraph (l)(iv)(b) hereof substantially the same information that would have been required by the foregoing documents within 15 days of when any such document would otherwise have been required to be filed with the Commission.

                  (b) At the Corporation's expense, the Corporation shall cause an annual report if furnished by it to shareholders generally and each quarterly or other financial report if furnished by it to shareholders generally to be filed with the Transfer Agent and mailed to the Holders at their addresses as they appear on the stock books of the Corporation at the time of such mailing or furnishing to shareholders.

                  (c) The Corporation shall provide to any Holder any
            information reasonably requested by such Holder concerning the Corporation (including financial statements) necessary in order to permit such Holder to sell or transfer shares of Exchangeable Preferred Stock in compliance with Rule 144A under the Securities Act, as presently required by Rule 144A(d)(4) under the Securities Act.

                  (m) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Corporation or at the time it merges or consolidates with the Corporation or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Corporation or such acquisition, merger or consolidation.

                  "Additional Dividends" shall have the meaning ascribed to it in the Registration Rights Agreement.

                  "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. For purposes of this Certificate of Designation, BT Alex. Brown Incorporated, Bankers Trust Company and their Affiliates shall not be deemed to be Affiliates of the Corporation or its Restricted Subsidiaries.

                  "Asset Acquisition" means (a) an Investment by the Corporation or any Restricted Subsidiary of the Corporation in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Corporation or any Restricted Subsidiary of the Corporation, or shall be merged with or into the Corporation or any Restricted Subsidiary of the Corporation, or (b) the acquisition by the Corporation or any Restricted Subsidiary of the Corporation of the assets of any Person (other than a Restricted Subsidiary of the Corporation) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

                  "Asset Sale" means any direct or indirect sale, issuance,
            conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Corporation or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Corporation or a Wholly Owned Restricted Subsidiary of the Corporation of (a) any Capital Stock of any Restricted Subsidiary of the Corporation; or (b) any other property or assets of the Corporation or any Restricted Subsidiary of the Corporation other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Corporation or its Restricted Subsidiaries receive aggregate consideration of less than $500,000, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Corporation as permitted under paragraph (f)(iii) hereof or any disposition that constitutes a Change of Control, (iii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iv) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the region, (v) the licensing of intellectual property, (vi) disposals or replacements of obsolete equipment in the ordinary course of business, and (vii) the sale, lease, conveyance, disposition or other transfer by the Corporation or any Restricted Subsidiary of the Corporation of assets or property in connection with Restricted Payments permitted under paragraph (l)(ii) hereof.

                  "Board of Directors" shall have the meaning ascribed to it in the first paragraph of this Resolution.

                  "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.

                  "Business Day" means any day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York are required to be closed.

                  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

                  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

                  "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's");
            (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

                  "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Certificate of Designation) other than to the Permitted Holders; (ii) the approval by the holders of Capital Stock of the Corporation of any plan or proposal for the liquidation or dissolution of the Corporation (whether or not otherwise in compliance with this Certificate of Designation); (iii) any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Corporation; or (iv) the first day on which a majority of the members of the Board of Directors of the Corporation during the two-year period immediately preceding such date are not Continuing Directors. Notwithstanding anything to the contrary contained in the foregoing sentence, a "Change of Control" shall not be deemed to occur upon consummation of (A) the Recapitalization, (B) the merger of the Corporation with an Affiliate incorporated solely for the purpose of reincorporating the Corporation in another jurisdiction or (C) any transaction described in clauses (i) or (iii) of the immediately preceding sentence if, after giving effect to such transaction, (1) the Permitted Holders shall beneficially own, directly or indirectly, shares of Capital Stock representing at least 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Corporation and (2) no Person or Group shall beneficially own, directly or indirectly, a greater percentage of such voting power than the Permitted Holders.

                  "Change of Control Date" shall have the meaning ascribed to it in paragraph (h) hereof.

                  "Change of Control Payment Date" shall have the meaning
            ascribed to it in paragraph (h) hereof.

                  "Commission" means the Securities and Exchange Commission.

                  "Common Stock" of any Person means any and all shares,
            interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Effective Date or issued after the Effec-tive Date, and includes, without limitation, all series and classes of such common stock.

                  "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense and
            (C) Consolidated Non-cash Charges less, to the extent Consolidated Net Income has been increased thereby, any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

                  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and
            (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Sub-sidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and
            (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

                  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus (ii) the amount of all dividend payments on any series of preferred stock of such Person (other than dividends paid in Qualified Capital Stock or the amortization of deferred financing costs relating to the issuance of the Exchangeable Preferred Stock) paid, accrued or scheduled to be paid or accrued during such period.

                  "Consolidated Interest Expense" means, with respect to any
            Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such

            Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount and (b) the net costs under Interest Swap Obligations, but excluding any amortization or write-off of deferred financing costs; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains and losses from Asset Sales (without giving effect to the proviso therein) or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains and losses, (c) the net income or loss of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net loss of any Person other than a Restricted Subsidiary of the Corporation, (f) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets, (i) non-cash, non-recurring charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of prepaid cash expense that was paid in a prior period not included in the calculation), (j) non-cash compensation charges, including any arising from stock options, (k) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP, (l) start-up costs and duplicative costs incurred in connection with the transition services agreements in effect on the Effective Date (as the same may be amended from time to time), not to exceed $200,000, (m) costs relating to the implementation of the Baan information technology system which have not been capitalized and (n) expenses related to the Recapitalization.

                  "Consolidated Non-cash Charges" means, with respect to any
            Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

                  "Consolidated Tangible Assets" means, with respect to any
            Person, as of any date of determination, the total assets, less goodwill, deferred financing costs and other intangibles and less accumulated amortization, shown on the most recent balance sheet of such Person, determined on a consolidated basis in accordance with GAAP.

                  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Corporation who (i) was a member of such Board of Directors on the first day of the two-year period immediately preceding such date of determination or (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is any designee of the Principal or its Affiliates or was nominated by the Principal or its Affiliates or any designees of the Principal or its Affiliates on the Board of Directors.

                  "Currency Agreement" means any foreign exchange contract,
            currency swap agreement or other similar agreement or arrangement designed to protect the Corporation or any Restricted Subsidiary of the Corporation against fluctuations in currency values.

                  "Debenture Trustee" means the trustee under the Exchange
            Indenture.

                  "Disqualified Capital Stock" means that portion of any Capital
            Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than upon the occurrence of a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the date of the mandatory redemption of the Exchangeable Preferred Stock.

                  "Dividend Payment Date" means March 1, June 1, September 1 and
            December 1 of each year.

                  "Dividend Period" means the Initial Dividend Period and,
            thereafter, each Quarterly Dividend Period.

                  "Dividend Record Date" means February 15, May 15, August 15 and November 15 of each year.

                  "Effective Date" means February 26, 1998, the date the first share of Exchangeable Preferred Stock is issued.

                  "Exchangeable Preferred Stock" shall have the meaning ascribed to it in paragraph (a) hereof.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

                  "Exchange Date" means a date on which shares of Exchangeable
            Preferred Stock are exchanged by the Corporation for Exchange Debentures.

                  "Exchange Debentures" shall have the meaning ascribed to it in paragraph (g) hereof.

                  "Exchange Indenture" shall mean the indenture governing the
            Exchange Debentures, if issued.

                  "Exchange Notes" means notes to be issued in exchange for the
            Notes in accordance with the Indenture and the Registration Rights Agreement.

                  "Exchange Notice" shall have the meaning ascribed to it in paragraph (g) hereof.

                  "fair market value" means, with respect to any asset or
            property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Corporation acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Corporation delivered to the Transfer Agent.

                  "GAAP" means generally accepted accounting principles set
            forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Effective Date. Except as otherwise set forth herein, all ratios and computations based on GAAP contained in this Certificate of Designation shall be computed in conformity with GAAP applied on a consistent basis.

                  "Holder" means a holder of shares of Exchangeable Preferred
            Stock as reflected in the stock books of the Corporation.

                  "Indebtedness" means with respect to any Person, without
            duplication, (i) all obligations of such Person for borrowed money,
            (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured, (viii) all obligations under currency agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Certificate of Designation, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

                  "Indenture" means the indenture dated as of February 26, 1998 by and between the Corporation and United States Trust Company of New York, as Trustee, governing the Notes and the Exchange Notes.

                  "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the next succeeding Dividend Payment Date.

                  "Interest Swap Obligations" means the obligations of any
            Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

                  "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of In-debtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Corporation and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Corporation or such Restricted Subsidiary, as the case may be. For the purposes of paragraph
            (l)(ii) hereof, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and
            (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Corporation or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Corporation or any Restricted Subsidiary of the Corporation sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Corporation such that, after giving effect to any such sale or disposition, the Corporation no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Corporation shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

                  "Issue Date" means, with respect to each share of Exchangeable
            Preferred Stock, the date of original issuance of such share.

                  "Lien" means any lien, mortgage, deed of trust, pledge,
            security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

                  "New Revolving Credit Facility" means the Credit Agreement dated as of the Effective Date, among the Corporation, the lenders party thereto in their capacities as lenders thereunder and Bankers Trust Company, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder or adding Subsidiaries of the Corporation as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

                  "Notes" means the 9 3/4% Senior Subordinated Notes due 2008 and the Floating Interest Rate Subordinated Term Securities due
            2008.

                  "Permitted Holders" means the Principal and its Affiliates.

                  "Permitted Indebtedness" means, without duplication, each of the following:

                        (i) Indebtedness under the Notes and the Exchange Notes
                  issued in exchange therefor in an aggregate principal amount not to exceed $175.0 million;

                        (ii) Indebtedness incurred pursuant to the New Revolving
                  Credit Facility in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $40.0 million and
                  (b) the excess of (1) the sum of 50% of the book value of the inventory of the Corporation and its Restricted Subsidiaries and 65% of the book value of the accounts receivable of the Corporation and its Restricted Subsidiaries over (2) the amount of Indebtedness of foreign Restricted Subsidiaries of the Corporation outstanding pursuant to clause (xiv) below;

                        (iii) other Indebtedness of the Corporation and its
                  Restricted Subsidiaries outstanding on the Effective Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

                        (iv) Interest Swap Obligations of the Corporation or any
                  of its Restricted Subsidiaries covering Indebtedness of the Corporation or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Corporation and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with this Certificate of Designation to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

                        (v) Indebtedness under Currency Agreements; provided
                  that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Corporation and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

                        (vi) Indebtedness of a Wholly Owned Restricted
                  Subsidiary of the Corporation to the Corporation or to a Wholly Owned Restricted Subsidiary of the Corporation for so long as such Indebtedness is held by the Corporation or a Wholly Owned Restricted Subsidiary of the Corporation; provided that if as of any date any Person other than the Corporation or a Wholly Owned Restricted Subsidiary of the Corporation owns or holds any such Indebtedness in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

                        (vii) Indebtedness of the Corporation to a Wholly Owned
                  Restricted Subsidiary of the Corporation for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Corporation; provided that if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Corporation owns or holds any such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Corporation;

                        (viii) Indebtedness arising from the honoring by a bank
                  or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insuf-ficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

                        (ix) Indebtedness of the Corporation or any of its
                  Restricted Subsidiaries represented by letters of credit for the account of the Corporation or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

                        (x) Indebtedness represented by Capitalized Lease
                  Obligations and Purchase Money Indebtedness of the Corporation and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed the greater of $7.5 million and 5% of Consolidated Tangible Assets of the Corporation at any one time outstanding;

                        (xi) Indebtedness arising from agreements of the
                  Corporation or a Restricted Subsidiary of the Corporation providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Corporation in a principal amount not to exceed the gross proceeds actually received by the Corporation or any of its Restricted Subsidiaries in connection with such disposition;

                        (xii) obligations in respect of performance and surety
                  bonds and completion guarantees provided by the Corporation or any Restricted Subsidiary of the Corporation in the ordinary course of business;

                        (xiii) guarantees by the Corporation and its Wholly
                  Owned Restricted Subsidiaries of each other's Indebtedness; provided that such Indebtedness is permitted to be incurred under this Certificate of Designation;

                        (xiv) Indebtedness of foreign Restricted Subsidiaries of
                  the Corporation incurred to finance working capital of such foreign Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the sum of 50% of the book value of the inventory of such foreign Restricted

                  Subsidiaries and 65% of the book value of the accounts receivable of such foreign Restricted Subsidiaries;

                        (xv) Refinancing Indebtedness; and

                        (xvi) additional Indebtedness of the Corporation and its
                  Restricted Subsidiaries in an aggregate principal amount not to exceed $20.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the New Revolving Credit Facility).

                  "Permitted Investments" means (i) Investments by the
            Corporation or any Restricted Subsidiary of the Corporation in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Corporation or that will merge or consolidate into the Corporation or a Wholly Owned Restricted Subsidiary of the Corporation, (ii) Investments in the Corporation by any Restricted Subsidiary of the Corporation; (iii) investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of the Corporation and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $500,000 at any one time outstanding; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Corporation's or its Restricted Subsidiaries' businesses and otherwise in compliance with this Certificate of Designation; (vi) Investments not to exceed the greater of $7.5 million and 5% of Consolidated Tangible Assets of the Corporation at the time of such Investment at any one time outstanding; (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (viii) Investments made by the Corporation or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale; (ix) accounts receivable created or acquired in the ordinary course of business; (x) guarantees (a) by the Corporation of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries of the Corporation under this Certificate of Designation or (b) by a Restricted Subsidiary of the Corporation of Indebtedness otherwise permitted to be incurred by the Corporation or Restricted Subsidiaries of the Corporation under this Certificate of Designation; and (xi) Investments the payment for which consists exclusively of Qualified Capital Stock of the Corporation.

                  "Person" means an individual, partnership, corporation,
            unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

                  "preferred stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

                  "Principal" means Cornerstone Equity Investors, L.L.C.

                  "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Corporation, pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

                  "Purchase Money Indebtedness" means Indebtedness of the
            Corporation and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

                  "Qualified Capital Stock" means any Capital Stock that is not
            Disqualified Capital Stock.

                  "Quarterly Dividend Period" shall mean the quarterly period commencing on each March 1, June 1, September 1 and December 1 and ending on the next succeeding Dividend Payment Date, respectively.

                  "Recapitalization," means the recapitalization of the
            Corporation on the Effective Date pursuant to the Amended and Restated Recapitalization Agreement dated as of February 1, 1998 by and among Micron Electronics, Inc., MEI California, Inc. Cornerstone Equity Investors IV L.P. and the Corporation, as amended.

                  "Redemption Date," with respect to any shares of Exchangeable
            Preferred Stock, means the date on which such shares of Exchangeable Preferred Stock are to be redeemed by the Corporation.

                  "Redemption Notice" shall have the meaning ascribed to it in paragraph (e) (iii) hereof.

                  "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

                  "Refinancing Indebtedness" means any Refinancing by the
            Corporation or any Restricted Subsidiary of the Corporation of (A) for purposes of clause (xv) of the definition of Permitted Indebtedness, Indebtedness incurred in accordance with paragraph
            (l)(i) hereof (other than pursuant to clause (ii), (iv), (v), (vi),
            (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv) or (xvi) of the definition of Permitted Indebtedness) or (B) for any other purpose, Indebtedness incurred in accordance with paragraph (l)(i) hereof, in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing) except to the extent such increase is otherwise permitted to be incurred under this Certificate of Designation or (2) create Indebtedness with a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; provided that if such Indebtedness being Refinanced is Indebtedness solely of the Corporation, then such Refinancing Indebtedness shall be Indebtedness solely of the Corporation.

                  "Registration Rights Agreement" means the Registration Rights
            Agreement dated February 26, 1998 among the Corporation and BT Alex. Brown Incorporated.

                  "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

                  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Corporation or a Restricted Subsidiary of any property, whether owned by the Corporation or any Restricted Subsidiary at the Effective Date or later acquired, which has been or is to be sold or transferred by the Corporation or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

                  "Securities Act" means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

                  "Subsidiary", with respect to any Person, means (i) any
            corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

                  "TIA" shall mean the Trust Indenture Act of 1939, as amended.

                  "Transfer Agent" shall mean United States Trust Company of New
            York.

                  "Unrestricted Subsidiary" of any Person means (i) any
            Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Corporation or any other Subsidiary of the Corporation that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Corporation certifies to the Transfer Agent that such designation complies with paragraph (l)(ii) hereof and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Corporation or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Corporation is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) hereof and (y) immediately before and immediately after giving effect to such designation, no Voting Rights Triggering Event shall have occurred and be continuing under this Certificate of Designation. Any such designation by the Board of Directors shall be evidenced by an officers' certificate certifying that such designation complied with the foregoing provisions.

                  "Voting Rights Triggering Event" shall have the meaning
            ascribed to it in paragraph (f)(iv) hereof.

                  "Weighted Average Life to Maturity" means, when applied to any
            Indebtedness at any date, the number of years obtained by dividing
            (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

                  "Wholly Owned Restricted Subsidiary" of any Person means any
            Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

            IN WITNESS WHEREOF, said MCMS, INC. has caused this Certificate to be signed by Robert F. Subia, its President and Chief Executive Officer, this 24th day of February, 1998.

                                 MCMS, INC.


                                 By: /s/ Robert F. Subia
                                     -----------------------------
                                     Name:  Robert F. Subia
                                     Title: President and Chief
                                            Executive Officer